STATEMENT TO NOTEHOLDERS

Household Home Equity Loan Trust 2002-4

Distribution Number	6
Beginning Date of Accrual Period	21-Apr-03
End Date of Accrual Period	19-May-03
Payment Date	20-May-03
Previous Payment Date	21-Apr-03

Funds Reconciliation
Available Funds for Payment (including Skip-A-Pay Advances/Reimbursements, less Premium Amount)
Principal Collections	38,157,874.36
Interest Collections (net of Servicing Fee)	5,847,939.60
Servicing Fee	323,726.12
Skip-A-Pay Advances	0.00
Skip-A-Pay Reimbursement Amount	0.00
Insured Amounts, if any	0.00

Payments	44,213,679.08
Interest Paid to Notes	1,110,207.96
Principal Paid to Notes	42,779,745.00
Servicing Fee	323,726.12
Ownership Interest	-

Balance Reconciliation

Beginning Pool Amount	776,942,693.28
Principal Collections (including repurchases)	38,157,874.36
Charge off Amount	(13,341.00)
Ending Pool Amount	738,771,477.92

Collateral Performance
Cash Yield (% of beginning balance)	9.53%
Charge off Amount (% of beginning balance)	0.02%
Net Yield	9.51%
Cumulative Realized Losses	(23,298.51)
Cumulative Loss Percentage	0.00%

Delinquent Home Equity Loans
One Payment principal balance of Home Equity Loans	6,599,830.42
One Payment number of Home Equity Loans	65
Two Payments principal balance of Home Equity Loans	1,030,984.67
Two Payments number of Home Equity Loans	10
Three Payments + principal balance of Home Equity Loans	2,633,923.90
Three Payments + number of Home Equity Loans	28
Three Payments + Delinquency Percentage	0.36%
Three Payments + Rolling Average	0.19%

Loan Detail
Number Purchased pursuant to 2.02, 2.04 and 3.01	-
Principal Balance Purchased pursuant to 2.02, 2.04 and 3.01	-
Substitution Adjustment Amounts	-
Number of Home Equity Loans outstanding (Beginning of Collection Period)
Number of Home Equity Loans outstanding (Ending of Collection Period)
Number of Home Equity Loans that went into REO	-
Principal Balance of Home Equity Loans that went into REO	0.00

Overcollateralization
Begin Overcollateralization Amount	43,621,498.96
Overcollateralization Release Amount	0.00
Distributable Excess Cash	4,608,529.64
End Overcollateralization Amount	48,230,028.60

Target Overcollateralization Amount	84,446,938.45
Interim Overcollateraliztion Amount	43,608,157.96
Interim Overcollateralization Deficiency	40,838,780.50

Excess Cashflow	4,621,870.64

Other
Stepdown	No
Trigger Event	No
Event of Default	No
Master Servicer Termination Event	No
Total Note Balance as Percent of Total Original Note Balance	81.56%

Note Principal Amount Statement
A. Information on Distributions
1. Total Distribution per $1,000	51.840160
2. Principal Distribution per $1,000	50.528849
3. Interest Distribution per $1,000	1.311311

B. Calculation of Interest Due & Paid
1. 1 month LIBOR	1.32938%
2. Formula Rate (1-mo. Libor plus 55 bps)	1.87938%
3. Available Funds Cap	10.18608%
4. Note Rate	1.87938%
5. Days in Accrual Period	29

6. Current Interest, Interest Carry Forward Amount, and Supplemental Interest Amount Due
7. Current Interest and Interest Carrforward Amount paid	1,110,207.96
8. Supplemental Interest Amount paid	0.00

9. Unpaid Interest Carry Forward Amount	0.00
10. Unpaid Supplemental Interest Amount	0.00

C. Calculation of Note Principal Amount
1. Principal Note Amount, prior to payments	733,321,194.32
2. Principal Payment Amount paid	38,157,874.36
3. Distributable Excess Cashflow paid	4,621,870.64
4. Note Principal Amount, after payments	690,541,449.32

5. Note Principal Amount as a % of the Original Note Principal Amount, after payments
6. Note Principal Amount as a % of the Pool Balance, after payments